Exhibit 2.1.1

VOTING AND SUPPORT AGREEMENT

VOTING AND SUPPORT AGREEMENT, dated as of November 2, 2020 (this “Agreement”), by and among the stockholders listed on the signature pages hereto (collectively, the “Stockholders” and each individually, a “Stockholder”) and Telenav, Inc., a Delaware corporation (the “Company”; and each Stockholder and the Company individually, a “Party” and the Stockholders and the Company collectively, the “Parties”). Capitalized terms used and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement (as defined below).

RECITALS

WHEREAS, as of the date hereof, each Stockholder is the record and/or beneficial owner of the number of Shares (as defined below) set forth opposite such Stockholder’s name on Schedule A hereto (together with such additional shares of capital stock that become beneficially owned (within the meaning of Rule 13d-3 promulgated under the Exchange Act) by such Stockholder, whether upon the exercise of options, conversion of convertible securities or otherwise, after the date hereof until the Expiration Date (as defined below), the “Subject Shares”); and

WHEREAS, concurrently with the execution of this Agreement, V99, Inc., a Delaware corporation (“Parent”), Telenav99, Inc., a Delaware corporation and wholly owned Subsidiary of Parent (“Merger Sub” and, together with Parent, the “Purchaser Parties”), and the Company are entering into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), pursuant to which, upon the terms and subject to the conditions thereof, Merger Sub will be merged with and into the Company (the “Merger”).

WHEREAS, in the Merger, upon the terms and subject to the conditions of the Merger Agreement, each Share of the Company, other than the Cancelled Shares (including those not Beneficially Owned by the Purchaser Group) and the Dissenting Shares, will be converted into the right to receive the Merger Consideration;

WHEREAS, the board of directors of the Company (the “Board”) acting upon the recommendation of the Special Committee, has unanimously (other than H.P. Jin and Samuel T. Chen), (i) determined that the Merger Agreement and the Merger, are advisable and fair to, and in the best interests of, the Company and the Company’s stockholders; (ii) approved the Merger Agreement and the Merger; and (iii) resolved to recommend that the stockholders of the Company adopt the Merger Agreement and approve the Merger; and

WHEREAS, as a condition and inducement to the willingness of the Company to enter into the Merger Agreement, the Company has required that the Stockholders enter into this Agreement, and the Stockholders desire to enter into this Agreement to induce the Company to enter into the Merger Agreement;

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, the mutual benefits to be gained by the performance thereof, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and accepted, the parties hereby agree, severally and not jointly, as follows:

1. Voting of Shares. From the period commencing with the execution and delivery of this Agreement and continuing until the Expiration Date, at every meeting of the stockholders of the Company called related to the Merger Agreement, the Merger and the transactions contemplated thereby, and at every adjournment or postponement thereof, each Stockholder shall vote or cause to be voted the Subject Shares (or a portion thereof) that such Stockholder is entitled to vote, in each case in accordance with the publicly disclosed recommendation to the stockholders of the Company by action of the Board, the Independent Committee or any other duly constituted committee of the Board (a “Public Board Recommendation”), irrespective of whether such Public Board Recommendation is to vote: (i) (x) in favor of the adoption of the Merger Agreement and the approval of the Merger and the transactions contemplated thereby, or (y) against approval of any other extraordinary corporate transaction or proposal that would result in a change of control of the Company and that would reasonably be expected to (1) result in a breach of any covenant, representation or warranty or any other obligation or agreement of the Company under the Merger Agreement, (2) result in any of the conditions to the consummation of the Merger under the Merger Agreement not being fulfilled, or (3) impede, frustrate, interfere with, delay, postpone or adversely affect the Merger and the other transactions contemplated by the Merger Agreement, (ii) in favor of an Accepted Superior Proposal (as defined below) if, in the event that the Merger Agreement is terminated, the Board or any Independent Committee had provided an initial Change in Recommendation Notice pursuant to Section 6.3(e) of the Merger Agreement no more than 14 days after the No-Shop Period Start Date, with respect to a Superior Proposal received from an Excluded Party (including any amendment to such Superior Proposal made in response to a Parent Proposal during any Notice Period) (an “Accepted Superior Proposal”), and if recommended to the stockholders by a Public Board Recommendation, on any other matter with respect to such Accepted Superior Proposal that is submitted for a vote of the stockholders of the Company (provided, however, that H.P. Jin shall not be required to vote his Subject Shares in accordance with this clause (ii) if the definitive agreement relating to an Accepted Superior Proposal includes any provision which would have the effect of establishing terms of, or in any way limiting, his role or compensation, if any, in the Company or its acquirer after the closing of the transactions described in such definitive agreement), or (iii) in favor of or against any other matter determined by action of the Board, the Independent Committee or any other duly constituted committee of the Board, in good faith, to be necessary or appropriate in connection with the Merger Agreement and the Merger or any Accepted Superior Proposal, in each case if recommended to the stockholders of the Company by a Public Board Recommendation.

The Independent Committee shall notify each Stockholder, in writing, of its Public Board Recommendation prior to or upon its public disclosure.

2. Tendering of Shares. In the event that the Merger Agreement is terminated, and the Company enters into a definitive agreement with respect to an Accepted Superior Proposal that is structured as a tender or exchange offer, the Stockholders shall, after public disclosure of the Company’s entry into such definitive agreement with respect to an Accepted Superior Proposal and the Company’s payment of any Company Termination Fee required pursuant to the Merger Agreement, (i) accept such offer, and tender or exchange, as applicable, of the Subject Shares pursuant to such offer, and (ii) not withdraw any Subject Shares tendered pursuant to such offer (unless pursuant to a Public Board Recommendation to which clause (i), (ii) or (iii) of Section 1 of this Agreement is applicable).

3. Transfer of Shares. Each Stockholder covenants and agrees that during the period from the date of this Agreement through the Expiration Date, such Stockholder will not, without the prior written consent of the Independent Committee, directly or indirectly, (i) transfer, assign, sell, pledge, encumber, hypothecate or otherwise dispose (whether by sale, liquidation, dissolution, dividend or distribution) of or consent to any of the foregoing (“Transfer”), or cause to be Transferred, any of the Subject Shares; provided that nothing in this clause (i) shall prohibit Transfers from any Stockholder(s) to any other Stockholder(s), (ii) deposit any of the Subject Shares into a voting trust or enter into a voting agreement or arrangement with respect to the Subject Shares or grant any proxy or power of attorney with respect thereto that is inconsistent with this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the Transfer of any Shares except with respect to a Transfer from such Stockholder to any other Stockholder(s) or (iv) take any other action, that would materially restrict, limit or interfere with the performance of such Stockholder’s obligations hereunder. The foregoing restrictions on Transfers of Subject Shares shall not prohibit any such Transfers by any Stockholder in connection with the transactions contemplated by Section 2 of this Agreement.

4. Acquisition Proposals.

(a)	If any Stockholder receives any inquiry or proposal that constitutes an Acquisition Proposal, such Stockholder shall promptly inform the Company of such inquiry or proposal and the details thereof.

(b)

Notwithstanding anything in any other agreement between the Company and any Stockholder to the contrary, no Stockholder shall be prohibited from confidentially communicating to the Independent Committee or its external financial advisors or legal counsel any non-public Acquisition Proposals in such a manner as would not reasonably be expected to require public disclosure thereof under applicable law or listing standards of the Nasdaq Capital Market, and such shall not be deemed to be in violation of this Agreement.

5. Additional Covenants of the Stockholders.

(a)

Further Assurances. From time to time and without additional consideration, each Stockholder shall (at such Stockholder’s sole cost and expense) execute and deliver, or cause to be executed and delivered, such additional instruments, and shall (at such Stockholder’s sole cost and expense) take such further actions, as the Company may reasonably request for the purpose of carrying out and furthering the intent and purpose of this Agreement.

(b)

Waiver of Appraisal Rights. Each Stockholder hereby waives, to the full extent of the law, and agrees not to assert any appraisal rights pursuant to Section 262 of the DGCL or otherwise in connection with the Merger or any merger in connection with an Accepted Superior Proposal to which clause (ii) of Section 1 of this Agreement is applicable (unless the Board has made a Change in Recommendation that has not been rescinded or otherwise withdrawn) with respect to any and all Subject Shares held by the undersigned of record or beneficially owned.

(c)

H.P. Jin. Mr. Jin hereby agrees to work in good faith with other potential buyers of the Company, if requested to do so by the Independent Committee (provided that the Company is permitted pursuant to Sections 6.3(a), 6.3(b) or 6.3(d) of the Merger Agreement to engage in discussions with such potential buyers), including participating in management meetings and due diligence, assisting in preparing marketing materials, cooperating to provide for a smooth transition of ownership, and discussing or negotiating potential employment or consulting arrangements. Further, each other Stockholder hereby agrees that it shall not take any action that would prevent Mr. Jin from complying with the previous sentence.

6. Representations and Warranties of each Stockholder. Each Stockholder on its own behalf hereby represents and warrants to the Company, severally and not jointly, with respect to such Stockholder and such Stockholder’s ownership of the Subject Shares as follows:

(a)

Authority. Such Stockholder has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly authorized, executed and delivered by such Stockholder and constitutes a valid and binding obligation of such Stockholder enforceable in accordance with its terms, except as enforcement may be limited by the Enforceability Exceptions. Other than as provided in the Merger Agreement and any filings by Stockholder with the Securities and Exchange Commission, the execution, delivery and performance by such Stockholder of this Agreement does not require any consent, approval, authorization or permit of, action by, filing with or notification to any governmental entity, other than any consent, approval, authorization, permit, action, filing or notification the failure of which to make or obtain would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger or such Stockholder’s ability to observe and perform such Stockholder’s material obligations hereunder.

(b)

No Conflicts. Neither the execution and delivery of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance with the terms hereof, will violate, conflict with or result in a breach of, or constitute a default (with or without notice or lapse of time or both) under any provision of, any trust agreement, loan or credit agreement, note, bond, mortgage, indenture, lease or other agreement, instrument, permit, concession, franchise, license, judgment, order, notice, decree, statute, law, ordinance, rule or regulation applicable to such Stockholder or to such

Stockholder’s property or assets, except such violations, conflicts, breaches or defaults as would not, individually or in the aggregate, be reasonably expected to prevent or materially delay the consummation of the Merger or such Stockholder’s ability to observe and perform such Stockholder’s material obligations hereunder.

(c)

The Subject Shares. Such Stockholder is the record and beneficial owner of and has good and marketable title to, the Subject Shares set forth opposite such Stockholder’s name on Schedule A hereto, free and clear of any and all security interests, liens, changes, encumbrances, equities, claims, options or limitations of whatever nature and free of any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Subject Shares), other than any of the foregoing that would not prevent or delay such Stockholder’s ability to perform such Stockholder’s obligations hereunder. Such Stockholder does not own, of record or beneficially, any shares of capital stock of the Company other than the Subject Shares set forth opposite such Stockholder’s name on Schedule A hereto. Such Stockholder has, or will have at the time of the applicable stockholder meeting, the sole right to vote or direct the vote of, or to dispose of or direct the disposition of, such Subject Shares, and none of the Subject Shares is subject to any agreement, arrangement or restriction with respect to the voting of such Subject Shares that would prevent or delay a Stockholder’s ability to perform its obligations hereunder. Additionally, (i) there are no agreements or arrangements of any kind, contingent or otherwise, obligating such Stockholder to Transfer, or cause to be Transferred, any of the Subject Shares set forth opposite such Stockholder’s name on Schedule A hereto (other than a Transfer from one Stockholder to another Stockholder) and (ii) no Person has any contractual or other right or obligation to purchase or otherwise acquire any of such Subject Shares.

(d)

Reliance by the Company. Such Stockholder understands and acknowledges that the Company is entering into the Merger Agreement in reliance upon such Stockholder’s execution and delivery of this Agreement.

(e)

Litigation. As of the date hereof, to the knowledge of such Stockholder, there is no action, proceeding or investigation pending or threatened against such Stockholder that questions the validity of this Agreement or any action taken or to be taken by such Stockholder in connection with this Agreement.

(f)

Other Agreements. Such Stockholder is not subject to any obligation that would restrict it from (i) taking the actions described in Section 4 hereof or (ii) making an Acquisition Proposal or entering into any agreement with the Company or any Person or group of Persons relating to a Superior Proposal. As of the date hereof, other than this Agreement, the Merger Agreement and the Confidentiality Agreement, dated October 15, 2020, by and among the Independent Committee, Parent and HP Jin (the “Confidentiality Agreement”), there are no contracts, undertakings, commitments, agreements, obligations, arrangements or understandings, whether written or oral, between such Stockholder or any of its Affiliates, on the one hand, and any other Person, on the other hand, relating in any way to the transactions contemplated by the Merger Agreement, or to the ownership or operations of the Company after the Effective Time. Each Stockholder agrees not to enter into any agreement which would restrict such Stockholder from taking any of the actions set forth in the first sentence of this paragraph (f) or otherwise restrict or prevent such Stockholder from complying with its obligations hereunder. Each Stockholder is not in breach of any terms of the Confidentiality Agreement to the extent such Stockholder is a party to the Confidentiality Agreement.

(g)

Finders Fees. No broker, investment bank, financial advisor or other person is entitled to any broker’s, finder’s, financial adviser’s or similar fee or commission in connection with the transactions contemplated hereby based upon arrangements made by or on behalf of such Stockholder.

7. Representations and Warranties of the Company. The Company represents and warrants to the Stockholders as follows: The Company is a corporation duly incorporated, validly existing and in good standing under the Laws of the State of Delaware and has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the Merger Agreement by the Company and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board acting upon the recommendation of the Independent Committee, and no other corporate proceedings on the part of the Company are necessary to authorize the execution, delivery and performance of this Agreement, the Merger Agreement and the consummation of the transactions contemplated hereby and thereby. The Company has duly and validly executed this Agreement, and this Agreement constitutes a legal, valid and binding obligation of the Company enforceable against the Company in accordance with its terms, except as such enforceability may be limited by the Enforceability Exceptions.

8. Stockholder Capacity. Each Stockholder is entering into this Agreement solely in such Stockholder’s capacity as the record holder or beneficial owner of Subject Shares, and nothing herein shall limit or affect any actions taken (or any failures to act) by a Stockholder in such Stockholder’s capacity as a director or officer of the Company. The taking of any actions (or any failures to act) by a Stockholder in such Stockholder’s capacity as a director or officer of the Company shall not be deemed to constitute a breach of this Agreement, regardless of the circumstances related thereto.

9. Termination. This Agreement shall automatically terminate without further action upon the earliest to occur (the “Expiration Date”) of (i) with respect to the Stockholders’ obligations hereunder in respect of the Merger Agreement and the Merger, (A) the Effective Time, (B) the termination of the Merger Agreement in accordance with its terms and (C) the written agreement of the Stockholders and the Company to terminate this Agreement, and (ii) with respect to the Stockholders’ obligations hereunder in respect of an Accepted Superior Proposal to which clause (ii) of Section 1 of this Agreement is applicable, (A) the effective time of any business combination of the Company provided for in such Accepted Superior Proposal or, if there is no provision for such a business combination, the closing of the transactions contemplated thereby and (B) the termination of the definitive agreement reflecting such Accepted Superior Proposal in accordance with its terms.

10. Specific Performance. Each Stockholder acknowledges and agrees that (a) the covenants, obligations and agreements contained in this Agreement relate to special, unique and extraordinary matters, (b) the Company is relying on such covenants in connection with entering into the Merger Agreement and (c) a violation of any of the terms of such covenants, obligations or agreements will cause the Company irreparable injury for which adequate remedies are not available at law and for which monetary damages are not readily ascertainable. Therefore, each Stockholder agrees that the Company shall be entitled to an injunction, restraining order or such other equitable relief (without the requirement to post bond) as a court of competent jurisdiction may deem necessary or appropriate to restrain such Stockholder from committing any violation of such covenants, obligations or agreements. These injunctive remedies are cumulative and shall be the Company’s sole remedy under this Agreement unless the Company shall have sought and been denied injunctive remedies, and such denial is other than by reason of the absence of violation of such covenants, obligations or agreements.

11. Governing Law; Jurisdiction. THIS AGREEMENT, AND ALL CLAIMS OR CAUSES OF ACTION (WHETHER IN CONTRACT OR TORT) THAT MAY BE BASED UPON, ARISE OUT OF RELATE TO THIS AGREEMENT, OR THE NEGOTIATION, EXECUTION OR PERFORMANCE OF THIS AGREEMENT (“RELEVANT MATTERS”), SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE, WITHOUT GIVING EFFECT TO ANY PRINCIPLES OF CONFLICTS OF LAW THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION. THE PARTIES HERETO IRREVOCABLY SUBMIT TO THE JURISDICTION OF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR, IF THE COURT OF CHANCERY OF THE STATE OF DELAWARE OR THE DELAWARE SUPREME COURT DETERMINES THAT, NOTWITHSTANDING SECTION 111 OF THE DGCL, THE COURT OF CHANCERY DOES NOT HAVE OR SHOULD NOT EXERCISE SUBJECT MATTER JURISDICTION OVER SUCH MATTER, THE SUPERIOR COURT OF THE STATE OF DELAWARE AND THE FEDERAL COURTS OF THE UNITED STATES OF AMERICA LOCATED IN THE STATE OF DELAWARE SOLELY IN CONNECTION WITH ANY DISPUTE

THAT ARISES IN RESPECT OF OR IN CONNECTION WITH ANY RELEVANT MATTER, AND WAIVE, AND AGREE NOT TO ASSERT, AS A DEFENSE IN ANY ACTION, SUIT OR PROCEEDING FOR OR IN CONNECTION WITH ANY RELEVANT MATTER THAT IT IS NOT SUBJECT THERETO OR THAT SUCH ACTION, SUIT OR PROCEEDING MAY NOT BE BROUGHT OR IS NOT MAINTAINABLE IN SAID COURTS OR THAT VENUE THEREOF MAY NOT BE APPROPRIATE OR THAT THIS AGREEMENT OR ANY SUCH DOCUMENT MAY NOT BE ENFORCED IN OR BY SUCH COURTS, AND THE PARTIES HERETO IRREVOCABLY AGREE THAT ALL CLAIMS WITH RESPECT TO SUCH ACTION, SUIT OR PROCEEDING SHALL BE HEARD AND DETERMINED EXCLUSIVELY BY SUCH A DELAWARE STATE OR FEDERAL COURT. THE PARTIES HERETO CONSENT TO AND GRANT ANY SUCH COURT JURISDICTION OVER THE PERSON OF SUCH PARTIES AND OVER THE SUBJECT MATTER OF SUCH DISPUTE AND AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH SUCH ACTION, SUIT OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 16 OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW SHALL BE VALID AND SUFFICIENT SERVICE THEREOF

12. WAIVER OF JURY TRIAL. EACH PARTY HERETO ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY WHICH MAY RELATE TO OR BE IN CONNECTION WITH ANY RELEVANT MATTER IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND THEREFORE EACH SUCH PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES ANY RIGHT SUCH PARTY MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY RELEVANT MATTER. EACH PARTY HERETO CERTIFIES AND ACKNOWLEDGES THAT (I) NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER; (II) SUCH PARTY UNDERSTANDS AND HAS CONSIDERED THE IMPLICATIONS OF THE FOREGOING WAIVER; (III) SUCH PARTY MAKES THE FOREGOING WAIVER VOLUNTARILY; AND (IV) SUCH PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVER AND CERTIFICATIONS IN THIS SECTION 12.

13. Amendment. Neither this Agreement nor any term hereof may be amended or otherwise modified other than by an instrument in writing signed by the Company and each of the Stockholders (with the Company acting solely through any Independent Committee). No provision of this Agreement may be waived, discharged or terminated other than by an instrument in writing signed by the Party against whom the enforcement of such waiver, discharge or termination is sought (with the Company acting solely through any Independent Committee).

14. Extension; Waivers. Any failure of any of the Parties hereto to comply with any obligation, covenant, agreement or condition herein may be waived by the Party entitled to the benefits thereof only by a written instrument signed by the Party expressly granting such waiver (with the Company acting solely through any Independent Committee), but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. The failure of any Party hereto to assert any of its rights under this Agreement or otherwise shall not constitute a waiver of those rights

15. Assignment; No Third Party Beneficiaries. This Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the Parties hereto (whether by operation of law or otherwise) without the prior written consent of the other Parties hereto. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the Parties hereto and their respective permitted successors and assigns. Any purported assignment in violation of this Section 15 shall be void. No assignment by any Party hereto shall relieve such Party of any of its obligations hereunder.

16. Notices. All notices, requests and other communications to any Party hereto under, or otherwise in connection with, this Agreement shall be in writing (in the English language) and shall be deemed to have been duly given on the date of delivery (a) if delivered in person; (b) if transmitted by electronic mail (“e-mail”) (but only if confirmation of receipt of such e-mail is requested and received; provided that each notice Party shall confirm receipt of any such email correspondence promptly upon receipt of such request); or (c) if transmitted by national overnight courier, in each case as addressed as follows (or at such other address for a Party hereto as shall be specified in a notice given in accordance with this Section 16):

(a)	If to the Company:

Telenav, Inc.

4655 Great America Parkway, Suite 300

Santa Clara, CA 95054

Attn: General Counsel

Email: generalcounsel@telenav.com

With a copy to (which shall not constitute notice):

Wilson Sonsini Goodrich & Rosati, P.C.

One Market Plaza

San Francisco, California 94105

Attention: Robert Ishii and Rich Mullen

Email: rishii@wsgr.com and rich.mullen@wsgr.com

and

Wilson Sonsini Goodrich & Rosati, P.C.

650 Page Mill Road

Palo Alto, California 94304

Attention: Julia Reigel

Email: jreigel@wsgr.com

(b)	If to any Stockholder:

H.P. Jin

c/o Telenav, Inc.

4655 Great America Parkway, Suite 300

Santa Clara, CA 95054

Email: hpjin@telenav.com

With a copy to (which shall not constitute notice):

Norton Rose Fulbright US LLP

555 California Street, Suite 3300

San Francisco, California 94104

Attention: Lior Nuchi

Email: lior.nuchi@nortonrosefulbright.com

Samuel T. Chen

c/o Rayson Technology Co. Ltd.

5F, No. 550, Ruei Guang Road

Taipei F5 Taiwan

Email: samuelchen@rayson.com

Fiona Chang

c/o Rayson Technology Co. Ltd.

5F, No. 550, Ruei Guang Road

Taipei F5 Taiwan

Email: samuelchen@rayson.com

Digital Mobile Venture Limited

c/o Rayson Technology Co. Ltd.

5F, No. 550, Ruei Guang Road

Taipei F5 Taiwan

Attention: Samuel Chen

Email: samuelchen@rayson.com

Yi-Ting Chen

c/o Samuel T. Chen

c/o Rayson Technology Co. Ltd.

5F, No. 550, Ruei Guang Road

Taipei F5 Taiwan

Email: samuelchen@rayson.com

Yi-Chun Chen

c/o Samuel T. Chen

c/o Rayson Technology Co. Ltd.

5F, No. 550, Ruei Guang Road

Taipei F5 Taiwan

Email: samuelchen@rayson.com

Changbin Wang

c/o H.P. Jin

c/o Telenav, Inc.

4655 Great America Parkway, Suite 300

Santa Clara, CA 95054

Email: hpjin@telenav.com

17. Severability. Each Party hereto agrees that, should any court or other competent authority hold any provision or part of this Agreement to be null, void or unenforceable, or order any Party hereto to take any action inconsistent herewith or not to take an action consistent with the terms of, or required by, this Agreement, the validity, legality and enforceability of the remaining provisions and obligations contained or set forth in this Agreement shall not in any way be affected or impaired, unless the foregoing inconsistent action or the failure to take an action constitutes a material breach of this Agreement or makes this Agreement impossible to perform, in which case this Agreement shall terminate. Upon such determination that any term or other provision is null, void or unenforceable, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties hereto as closely as possible in a mutually acceptable manner in order that the voting and other transactions contemplated hereby be consummated as originally contemplated to the greatest extent possible.

18. Entire Agreement. This Agreement constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties hereto, or any of them, with respect to the subject matter hereof and thereof. No addition to or modification of any provision of this Agreement shall be binding upon any Party unless made in writing and signed by all of the Parties hereto.

19. Section Headings. The section headings of this Agreement are for convenience of reference only and are not to be considered in construing this Agreement.

20. Counterparts. This Agreement may be executed in counterparts, including via facsimile or email in “portable document format” (“.pdf”) form transmission, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties hereto need not sign the same counterpart. No Party hereto may raise the use of an electronic delivery to deliver a signature, or the fact that any signature or agreement or instrument was transmitted or communicated through the use of an electronic delivery, as a defense to the formation of a contract, and each Party hereto forever waives any such defense, expect to the extent such defense relates to lack of authenticity.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

COMPANY:

Telenav, Inc.

By	/s/ Douglas Miller
Name:	Douglas Miller
Title:	Lead Independent Director

[Signature Page to Voting and Support Agreement]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

STOCKHOLDERS:

H.P. Jin

/s/ H.P. Jin

Samuel T. Chen

/s/ Samuel T. Chen

Fiona Chang

/s/ Fiona Chang

Digital Mobile Venture Limited

By:	/s/ Samuel Chen
Name:	Samuel Chen
Title:	Director

Yi-Ting Chen

/s/ Yi-Ting Chen

Yi-Chun Chen

/s/ Yi-Chun Chen

Changbin Wang

/s/ Changbin Wang

[Signature Page to Voting and Support Agreement]

SCHEDULE A

Name of Stockholder	Number of Shares
H.P. Jin	2,433,552	[1]
Samuel T. Chen	7,390,187
Fiona Chang	7,352,721	[2]
Digital Mobile Venture Limited	7,352,721	[3]
Yi-Ting Chen	2,221,293
Yi-Chun Chen	2,229,136
Changbin Wang	2,350,000

[1]	Includes 75,625 shares of Common Stock which may be acquired upon exercise of outstanding Stock Options within 60 days of October 2, 2020.
[2]	Shares of Common Stock are held by Digital Mobile Ventures Limited.
[3]

Consists of (i) 7,352,721 shares of Common Stock held by Digital Mobile Ventures Limited and (ii) 37,466 shares of Common Stock issuable upon the exercise of outstanding Stock Options within 60 days of October 5, 2020.